Exhibit 10.1

Sonim Technologies, Inc.

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), effective as of October 16, 2025 (the “Effective Date”), by and between Sonim Technologies, Inc., a Delaware Corporation (the “Company”) located at 4445 Eastgate Mall, Suite 200, San Diego, CA 92121, and Michael Mulica (the “Executive” and, together with the Company, the “Parties”), having address at [***].

The Executive shall commence employment on the Effective Date.

WHEREAS, the Company desires to assure itself of the continued services of Executive by engaging Executive as an employee of the Company to perform services under the terms hereof; and

WHEREAS, Executive desires to provide continued services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Performance of Duties. The Executive agrees that during his employment, he shall make his first priority, and devote his primary attention, energies, and talents performing the duties, as set out in Exhibit A attached to this Agreement, assigned to him by the Company faithfully, efficiently, and in a professional manner (the “Duties”). The Executive shall report to the Board of Directors of Sonim Technologies, Inc. (the “Board”). During his employment, Executive may invest, consult, advise, and participate in other businesses in an advisory capacity and manage the Executive’s personal investments and affairs, participate in non-profit, educational, industry, community, business or philanthropic activities, in each case, to the extent that such activities do not interfere with the performance of the Executive’s Duties under this Agreement and are not in conflict with the business interests of the Company or otherwise compete with the Company. Furthermore, to the extent he may do so under his other signed confidentiality arrangements, the Executive agrees to promptly disclose to the Company all business opportunities that are presented to the Executive in his capacity as an officer or employee of the Company.

2.	Compensation. Subject to the terms and conditions of this Agreement, the Executive shall be compensated by the Company for his services as follows:

A.	General Compensation Structure. Base Salary.

(i) The Executive shall be entitled to receive the same compensation as he would have been entitled to receive in his capacity as the independent Chairman of the Board, including annual fees and RSU grants, pursuant to the Company’s Non-Employee Director Compensation Policy.

(ii) For the additional executive role, the Company shall pay the Executive an annual rate base salary of $300,000 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly (the “Base Salary”).

B.	Equity Awards and Cash payments in lieu thereof.

(i) Unconditional Annual RSU Award. Commencing as of the Effective Date, the Executive, on an annual basis, shall be awarded (the “Annual Grant”) a total of $250,000 in restricted stock units (“RSUs”) under the Sonim Technologies, Inc. 2019 Equity Incentive Plan or any successor plan (the “EIP”), having a grant date Fair Market Value (as defined in the EIP) and vesting in equal quarterly installments over a two-year period, with such installments vesting on each quarterly anniversary of the date of grant.

(ii) Transaction Bonus. Commencing as of the Effective Date, the Executive shall be awarded (the “Asset Purchase Award”) a total of $500,000 RSUs under the EIP, having a grant date Fair Market Value (as defined in the EIP) and vesting upon the consummation of the asset purchase agreement by and among the Company, as seller, Pace Car Acquisition LLC, as buyer, the Seller Representative named in the Asset Purchase Agreement, and, Social Mobile Technology Holdings LLC (the “APA”). In the event the Asset Purchase Agreement is terminated, the Asset Purchase Award shall be deemed to be null and void ab initio.

C.	Substitute Cash Grant. In the event, at the grant date of any Annual Grant or the Asset Purchase Award, the amount of RSUs under the EIP is not sufficient to issue the RSUs pursuant to this Agreement, then, in lieu of the Annual Grant and the Asset Purchase Award, the Company shall issue a cash award (the “Substitute Cash Grant”) to be determined using the following methodology:

(i)	Assume that the number of RSUs valued as described in the terms of the respective grant has been granted as of the date of the grant (such assumed RSUs, the “Phantom RSUs”);

(ii)	Assumption that the Phantom RSUs vest on the earlier of: (a) a change in control, as defined in the EIP, or any other event accelerating vesting of the respective award; or (b) a vesting event pursuant to the terms of the grant (each (a) and (b), a “Vesting Event”);

(iii)	the Substitute Cash Grant shall equal the Fair Market Value of the Company’s common stock underlying the Phantom RSUs at the time of the Vesting Event and shall be payable as of the date of the Vesting Event.

D.	Tax Obligation Sell rights. At a vesting event, the Company shall hold back an amount of vested RSUs to satisfy the Executive’s cash tax withholding requirement.

E.	Fringe Benefits and Perquisites. During the employment term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and to the same extent as other executives of the Company. The Company reserves the right to amend or cancel any fringe benefits or perquisites at any time in its sole discretion.

F.	Expense Reimbursement. The Executive shall be reimbursed by the Company for all reasonable out-of-pocket business, promotional, travel, and entertainment expenses incurred or paid by him during the performance of his services under this Agreement. The Executive agrees to adhere to the Company expense reimbursement policies.

G.	Employee Benefits. The Executive shall be eligible to participate in the employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, and to the same extent as other executives of the Company. The Company reserves the right to amend or cancel an employee benefit plan, practice, or program at any time in its sole discretion, subject to the terms of such plan and applicable law.

(a) Vacation/Personal Days. The Executive will be entitled to four (4) weeks of paid vacation per calendar year (prorated for partial years), in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off and holidays, in accordance with the Company’s policies for executive officers, as such policies may exist from time to time.

2

3.	Term and Termination.

A.	Term. Subject to earlier termination as hereafter provided, Executive’s employment hereunder shall be for an initial term of one (1) year, commencing as of the Effective Date of this Agreement (the “Employment Term”), unless earlier terminated in accordance with Section 3(B). Following the expiration of the Employment Term, this Agreement shall be automatically renewed for successive one (1) year periods (“Renewal Term”) unless, at least ninety (90) days prior to the expiration of the Employment Term or the then current Renewal Term, either Party provides the other with written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Employment Term or the Renewal Term, as applicable.

B.	Termination of Employment. Notwithstanding anything to the contrary herein, the Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a)	Death. The Executive’s employment hereunder shall automatically terminate upon his death.

(b)	Total Disability. The Company may terminate the Executive’s employment upon the Executive becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing selected by the Company, which prevents or is reasonably expected to prevent the Executive from performing the Duties incident to the Executive’s employment hereunder which has continued for a period of ninety (90) consecutive days or (B) one hundred twenty (120) total days in any twelve (12) month period.

(c)	Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for “Cause;” provided that Company provides written notice to Executive specifying in reasonable detail the circumstances claimed to provide the basis for such termination and an opportunity to appear before the Board of Directors within ten (10) days of receipt of such notice, provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) days, the Company may give the Executive notice of such shorter period or terminate with immediate effect. For purposes of this Agreement, the term “Cause” means any of the following:

(i)	Upon written notice in the event of any conviction or plea of guilty or nolo contendere with respect to any crime constituting a felony or other crime involving moral turpitude, whether or not in the course of the Executive’s Duties.

(ii)	The Executive’s knowing and willful failure to comply with any laws, rules or regulations of any federal, state or local authority having jurisdiction over the Company and its business operations;

3

(iii)	The Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(iv)	fraud, embezzlement, or misappropriation involving personal profit by the Executive.

(d)	Termination by the Company upon Cessation of Business. The Company may terminate Executive’s employment hereunder upon notice to the Executive, in the event the Company ceases conducting business.

(e)	Termination by the Company without Cause. The Company may decide to terminate the Executive’s employment hereunder without Cause (i.e., for any reason or no reason) at any time by providing ninety (90) days’ written notice to the Executive. The Company reserves the right to pay the Executive’s pro-rated Base Salary for the remaining amount of the Initial Term or the Renewal Term, as applicable.

(f)	Voluntary Termination by the Executive. The Executive may terminate his employment hereunder at any time by providing written notice to the Company at least ninety (90) days prior to his voluntary termination of employment, unless otherwise agreed to in writing by the Company, in which case such shorter period shall apply. The Company reserves the right to pay the Executive’s base salary in lieu of all or part of the notice period.

(g)	Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case, during the employment term without the Executive’s written consent:

(i)	a material reduction in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	any material breach by the Company of any material provision of the Agreement;

(iii)	a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

(iv)	the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and the Company has had at least fifteen (15) days from the date on which such notice is provided to cure such circumstances. If the Executive does not provide notice to the Company, as provided by this Section, or if the Executive does not terminate employment for Good Reason within fifteen (15) days of the expiration of the Company’s cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

4

(h)	Termination by the Company upon Change in Control. The Company may terminate Executive’s employment hereunder upon notice to Executive, in the event there is a “change in control.” For purposes of this Agreement, “Change in Control” means:

(i)	as such term is defined in the EIP (as in effect on the date hereof),

(ii)	during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 13(i) of the Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

(i) Termination by mutual consent. The parties may terminate this Agreement by mutual consent upon such terms as they may agree in writing.

(j) Notice of Termination. Any termination by the Company or by the Executive under this Agreement shall be communicated by written notice to the other party.

5

4.	Obligations and Compensation Following Termination of Employment. In the event that Executive’s employment hereunder is terminated, Executive shall have the following obligations and be entitled to the following compensation and benefits upon such termination:

(a)	Termination by the Company without Cause, upon Cessation of Business, upon Change in Control, or by the Executive for Good Reason; non-renewal of the Initial Term. In the event that the Executive’s employment is (x) terminated during either the Initial Term or Renewal Term or not renewed during the Initial Term by the Company without Cause pursuant to Section 3(e) above or (y) terminated by the Company upon Cessation of Business pursuant to Section 3(d) above, upon Change in Control pursuant to Section 3(h) above, or (z) by the Executive for Good Reason pursuant to Section 3(g) above, the Company shall pay the following amounts to the Executive and nothing else, subject to the Executive’s compliance with the provisions contained in this Agreement:

(i)	the Executive’s Base Salary for the remaining portion of the Employment Term or Renewal Term (as applicable), payable in accordance with the Company’s regular payroll schedule, together with any unpaid amounts earned but not yet paid as of the termination or non-renewal date;

(ii)	one (1) year of Base Salary to be paid over 12 months in accordance with the Company’s standard payroll practice;

(iii)	all equity awards and the Substitute Cash Grant of the Executive shall vest immediately upon termination of the Initial Term or Renewal Term or non-renewal of the Initial Term, as applicable; and

(iv)	any expense reimbursements for expenses accrued prior to the date of termination, for which submissions were made within thirty (30) days of such expense.

(b)	Termination due to Death or by the Company for Disability. In the event that the Executive’s employment is terminated due to the Executive’s death or by the Company as a result of the Executive being deemed to be Totally Disabled pursuant to Section 3(b) above, the Company shall pay to the Executive, to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to his estate, as applicable, pro-rated Base Salary for the remaining amount of the Initial Term or the Renewal Term, as applicable and nothing else. Additionally, all outstanding equity awards and the Substitute Cash Grant of the Executive shall vest immediately upon death or Total Disability, as applicable.

(c)	Termination by the Company for Cause or Voluntary Termination by Executive. In the event that Executive’s employment is terminated by the Company for Cause pursuant to Section 3(c) above, or by Executive’s voluntary termination, the Company shall pay to the Executive any accrued but unpaid Salary for services rendered to the date of termination, any outstanding expense reimbursements, and nothing else. All outstanding unvested awards and the Substitute Cash Grant granted to the Executive shall be forfeited.

(d)	Executive’s Obligation to Execute a General Release. In the event that Executive’s employment is terminated pursuant to Section 4(a), the Company’s obligation to pay severance, as set forth in Section 4(a)(ii), and the acceleration and retention of unvested awards and the Substitute Cash Grant as set forth in Section 4(a)(iii), shall be conditioned upon the Executive executing within sixty (60) days after such termination of employment, and not revoking, a valid waiver and release of all claims that the Executive may have against the Company in a form reasonably satisfactory to the Company (which waiver and release of all claims shall not waive or release claims for amounts payable pursuant to this Agreement). Severance payments (including back payments) shall commence on the 60th day following termination of employment, assuming a waiver has been executed and become effective.

6

(e)	Cooperation. The parties agree that certain matters in which the Executive will be involved may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive agrees to cooperate with the Company in connection with matters arising out of his service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Salary on the Termination Date.

5.	Confidentiality and Restrictive Covenant Agreement. The Executive acknowledges and agrees that his employment with the Company and any compensation and benefits provided for hereunder is subject to the Executive’s execution of a Confidentiality and Restrictive Covenant Agreement with the Company, in the form attached hereto as Exhibit B (the “Confidentiality Agreement”). In connection therewith, the Executive acknowledges and agrees that the Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that Executive breaches any provision of the Confidentiality Agreement; provided that the Company provides written notice to the Executive specifying in reasonable detail the circumstances claimed to provide the basis for such breach.

6.	Notices and Waivers. Any notice or waiver to be given hereunder by a party hereto shall be in writing and shall be delivered by e-mail, personal delivery, by overnight courier, or first class registered or certified mail, postage prepaid, return receipt requested:

7.	If to the Company:	c/o Clay Crolius, CFO
4445 Eastgate Mall, Suite 200,
San Diego, CA 92121
E-mail: [***]

If to the Executive:	Michael Mulica
[***]
E-mail: [***]

8.	Arbitration. Any claim by any party for breach or enforcement of any provision of this Agreement or arising out of the Executive’s employment with the Company, other than any claims for injunctive relief, will be subject to binding arbitration by the American Arbitration Association, pursuant to the rules of procedure in effect at the time any claim is made the parties’ agreement to arbitrate includes statutory claims, including those arising under antidiscrimination laws. The venue for arbitration will be New York City, New York. The decision of the arbitrator shall be in writing and shall be final and conclusive, and the parties waive the right to a trial de novo or appeal, except only for the purpose of enforcing the arbitrator’s decision. The arbitrator shall have the power to award any relief that would be available if the dispute had been brought in a court of competent jurisdiction. The prevailing party will be entitled to recover reasonable attorneys’ fees and costs of bringing or defending the arbitration and any action for enforcement, the amount of the awards to be determined by the arbitrator and the Court, respectively.

7

9.	Indemnification.

(a)	In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to the Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). In the event any liability arises on the Company as a direct or indirect result of any act by the Executive, which required an approval or authorization by the Board of Directors of the Company but which has not been approved or authorized by the Board of Directors, the Executive shall indemnify and hold harmless the Company and its directors, officers, employees or agents, from and against any and all third party actions, claims, expenses, judgments, liabilities, damages or losses to the maximum extent permitted under applicable law and the Company’s bylaws. Costs and expenses incurred by the Executive or the Company (as the case maybe) in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company or the Executive (as the case maybe) in advance of the final disposition of such litigation upon receipt by the Company or the Executive (as the case maybe) of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made to repay the amounts so paid if it shall ultimately be determined that the Executive or the Company (as the case may be) is not entitled to be indemnified by the Executive or the Company (as the case may be) under this Agreement. These obligations shall survive the termination of the Executive’s employment with Company.

(b)	Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw back as may be required to be made pursuant to law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

8

10.	Section 409A Compliance.

(a)	The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code (“Code”) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)	Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A.

(c)	To the extent any reimbursement of costs or expenses provided for herein constitutes taxable income to the Executive for Federal income tax purposes, all such reimbursements shall be made no later than December 31st of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(d)	With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

11.	Modification. In the event any provision of this Agreement is determined to be invalid or unenforceable for any reason, such provision shall be deemed modified, if possible, to the extent required to render it valid, enforceable, and binding, and such determination shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void. The Company may assign this Agreement to any successor or assign (either direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

13.	Counterparts. This Agreement may be executed in multiple counterparts, each such counterpart being deemed an original copy thereof.

9

14.	Amendment and Waiver. Failure by either party at any time to enforce any of the terms hereof or a breach by the other party shall not constitute a waiver of any of the provisions hereof or of subsequent breaches. The parties may, by mutual written consent, make changes to this Agreement.

15.	Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire and final expression of the agreement between the parties pertaining to the subject matter hereof, and supersede all prior related communications or agreements, whether oral, written, or electronically transmitted, between the parties.

16.	Governing Law, Jurisdiction and Venue. This Agreement shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Subject to Section 8 of this Agreement, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York. The parties hereby irrevocably submit to the jurisdiction of such courts.

17.	Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

18.	Survival. It is expressly agreed between the parties that, notwithstanding anything contained herein to the contrary, the provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 16, and 18 of this Agreement shall survive any termination under this Agreement and shall remain and continue in full force and effect.

* * * * *

[signature page to follow]

10

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:

SONIM TECHNOLOGIES, INC.

By:	/s/ Peter Liu
Name:	Peter Liu
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Michael Mulica
Michael Mulica

[Signature Page to Employment Agreement]

Exhibit A

Duties and Responsibilities of the Executive

The Executive Chairman is responsible to the shareholders and reports to the board. The Executive Chairman is an employee of the Company and has daily duties. The Executive Chairman functions both as an executive, meaning they report to the CEO, and they are also responsible for leading the Board of Directors.

As part of his mandates, the Executive Chairman:

(i)	will be in charge of the management of the Company in partnership with the CEO, with responsibilities, duties, and authority usual and customary for such positions, subject to direction by the Board;

(ii)	shall report directly to the Board; and

(iii)	agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business.

At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Executive Chairman. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

Exhibit B

Confidentiality Agreement